Exhibit 99.77(d)

ITEM 77D- Policies with respect to security investments

1.	Effective January 30, 2015, VY® Clarion Real Estate Portfolio’s principal investment strategies were revised to reflect that the Portfolio’s classification was changed from non-diversified to diversified. As a result of this classification change, the Portfolio is limited in the proportion of its assets that may be invested in the securities of a single issuer. Further, the classification change to a diversified fund may cause the Portfolio to benefit less from appreciation in a single issuer than if it had greater exposure to that issuer.

2.	On January 22, 2015, the Board of VY® JPMorgan Emerging Markets Equity Portfolio approved a change with respect to the Portfolio’s principal investment strategies effective May 1, 2015. The following sentence has been added at the end of the 4th paragraph:

The Portfolio may invest in real estate securities including real estate investment trust.

3.	On January 22, 2015, the Board of Voya Multi-Manager Large Cap Core Portfolio approved a change with respect to the Portfolio’s principal investment strategies effective May 1, 2015. The following sentence has been added at the end of the 2th paragraph:

The Portfolio may invest in real estate securities including real estate investment trust.

4.	On January 22, 2015, the Board of VY® T. Rowe Price Capital Appreciation Portfolio approved a change with respect to the Portfolio’s principal investment strategies effective May 1, 2015. The following sentence has been added at the end of the 3rd paragraph:

The Portfolio may invest up to 10% of the Portfolio’s assets in mortgage-backed and asset-backed securities.

5.	On January 22, 2015, the Board of Trustees of VY® T. Rowe Price Capital Appreciation Portfolio approved the removal of the Portfolio’s non –fundamental investment restriction No. 1 which states the following:

1.	may not have more than 25% of its total assets in securities of issuers located in any one emerging market county. The Portfolio’s investments in U.S. issuers are not subject to the foreign country diversification guidelines.

6.	On January 22, 2015, the Board of Trustees of VY® T. Rowe Price Equity Income Portfolio approved the removal of the Portfolio’s non –fundamental investment restriction No. 2 which states the following:

2.	may not have more than 25% of its total assets in securities of issuers located in any one emerging market county. The Portfolio’s investments in U.S. issuers are not subject to the foreign country diversification guidelines.